INDEPENDENT AUDITORS REPORT
The Board of Directors
BlackRock Asset Investors

In planning and performing our audit of the consolidated financial statements of BlackRock
Asset Investors (the Fund) for the year ended
December 31, 1998 (on which we have issued our report dated February 23, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form NSAR, and not to provide assurance on the Funds internal control.

The management of the Fund is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that the internal control may be become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the
information and use of management, the Board of Directors of BlackRock Asset Investors, and the
Securities and Exchange Commission and should not be used by anyone other than these specified parties.


Deloitte & Touche
New York, New York
February 23, 1999